Exhibit 99.3

WAREHOUSES DE PAUW

Public regulated real estate company,

In the form of a public limited liability company (naamloze vennootschap)
Blakebergen 15, 1861 Meise (Belgium)

Enterprise number: 0417.199.869
RPR/RPM Brussels (Dutch-speaking division)

(the “Company”)

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NOTIFICATION TO THE HOLDERS OF SHARES, THE CREDITORS AND THE EMPLOYEES OF THE COMPANY THAT THEY MAY SUBMIT COMMENTS TO THE COMPANY ON THE DRAFT TERMS OF CROSS-BORDER MERGER IN ACCORDANCE WITH ARTICLE 12:112 BCCA

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This notification relates to the contemplated cross-border merger by acquisition between the Company (as the “Acquiring Company”) and ARGAN S.A.1 (as the “Company Being Acquired”), in accordance with article 12:106 et seq. of the Belgian Code of Companies and Associations (the “BCCA”) and articles L. 236-31 to L. 236-45 and R. 236-20 to R. 236-34 of the French Commercial Code (Code de commerce français).

At or around the same time as the filing of this notification, the board of directors of the Company has filed draft terms of cross-border merger with the registry of the competent enterprise court, with a view to its publication in the Annexes to the Belgian Official Gazette.

For more information on the transaction, see the draft terms and the report of the board of directors of the Company on the transaction, which will be made available to the holders of shares and (the representatives of) the employees of the Company.

You are hereby informed that you may submit comments to the Company on the draft terms of cross-border merger, at the latest five working days before the date of the meeting of the competent corporate body that will resolve on the transaction (which is expected to take place the second half of November 2026).

Such comments (and any questions relating to the transaction) can be sent by e-mail to merger@wdp.eu.

The employees of the Company Being Acquired will be automatically transferred to the Acquiring Company by operation of law at the date of completion of the transaction. The Acquiring Company will continue the activities of the Company Being Acquired. A report of the board of directors of the Company on the transaction, drawn up in accordance with article 12:113, §1, sections 1 and 5 BCCA, will be made available to (the representatives of) the employees of the Company, at least in electronic form, no later than six weeks before the date of the meeting of the competent corporate body that will resolve on the transaction (which is expected to take place the second half of November 2026).

1 ARGAN, a public limited liability company (société anonyme) under French law, having its registered office at 21 rue Beffroy, 92200 Neuilly-sur-Seine (France) and registered with the Trade and Companies Register of Nanterre under number 393 430 608.

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This is a free translation of the original version, for information purposes only.

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